Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION	For more information, please contact: Kira Perdue
Trevelino/Keller Communications Group for TRX
(404) 214-0722, extension 101
kperdue@trevelinokeller.com

TRX ANNOUNCES CHANGES IN PREPARATION FOR 2009

TRX Emphasizes Product Focus in Travel Technology and Data Services with the Hosted Software Model

ATLANTA – SEPTEMBER 24, 2008 — TRX, Inc. (NASDAQ: TRXI), a global technology company that develops and hosts software applications to process data records and automate manual processes, announced significant changes to reduce costs and realign resources to leverage the product strategy focused on hosted software development and delivery in travel technology and data services.

“Based on the economic outlook for 2009 and our own previously announced client transitions, we are making changes to ensure the success of our strategic focus on online booking (RESX), reservation processing (CORREX), and data intelligence (TRAVELTRAX and TRX Travel Analytics),” said TRX President & CEO, Trip Davis. “These are hosted technologies with less reliance on large-scale, outsourced processes and services. Our objective is to shorten sales cycles, add more clients, and scale the business.”

“The progress in 2008 with the product set, the client base, and the sales pipeline is encouraging,” Davis continued. “The changes that we are making now emphasize our clear and desired focus on the technologies where we can lead and grow, delivering value for our clients through automation and analytics. This focus is the heart of our transformation from a labor-intensive outsourcing company to a more nimble and scalable travel technology and data services leader.”

“We have a disciplined planning process at TRX, and we are moving decisively to right-size our costs for 2009 and continue investment in our technology product set. Compared to where we began in 2008, we expect our costs in 2009 to be a full one-third lower,” said David Cathcart, Chief Financial Officer. “Our projections for the rest of this year are in line with expectations and previously announced guidance for 2008.”

About TRX

TRX (NASDAQ: TRXI) is a global technology company. We develop and host software applications that process data records and automate manual processes, enabling our clients to optimize performance and control costs. We are a leading provider to the travel industry. We deliver our technology applications in an on-demand environment to travel agencies, corporations, travel suppliers, government agencies, credit card associations, credit card issuing banks, and third-party administrators. TRX is headquartered in Atlanta with operations and associates in North America, Europe, and Asia.

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